Exhibit 99.2

29 June, 2005

lastminute.com plc

€102,582,000 6.00 per cent. Convertible Bonds due 2008 (the “Bonds”)

Result of Bondholder Meeting

Notice is hereby given to the holders of the Bonds that at the Bondholder Meeting convened by the notice to Bondholders dated 6 June, 2005 (the “Notice”) and held at 11.30 a.m. (London time) today, lastminute.com Bondholders voted by the requisite majority to approve the Bondholder Resolution relating to the proposal for the early redemption of the Bonds for cash and for certain associated modifications of the terms and conditions of the Bonds as set out in the Notice.

In accordance with the proposal, subject to the Scheme becoming effective and with effect from the Redemption Date, lastminute.com Bondholders will receive the Early Redemption Amount for each €1,000 principal amount (and all unmatured coupons in respect thereto) of Bonds held.

The proposed Redemption Date and the date of despatch of cash entitlements to the Paying and Conversion Agent in respect of the Bonds is expected to be 14 days after the effective date of the Scheme.  The effective date of the Scheme is expected to be 20 July, 2005.

Capitalised terms used and not otherwise defined in this announcement have the meanings ascribed to them in the circular to Bondholders dated 6 June, 2005.

Enquiries:

lastminute.com
Brian Collie, Chairman	+44 (0)20 7866 4200
Brent Hoberman, Chief Executive	+44 (0)20 7866 4200

Merrill Lynch (joint financial adviser to lastminute.com)
Bob Wigley	+44 (0)20 7628 1000
Mervyn Metcalf	+44 (0)20 7628 1000

UBS Investment Bank (joint financial adviser to lastminute.com)
Tom Cooper	+44 (0)20 7567 8000
Sean Bennett	+44 (0)20 7567 8000

JPMorgan Cazenove (corporate broker to lastminute.com)
Andrew Hodgkin	+44 (0)20 7588 2828
Shona Graham	+44 (0)20 7588 2828

Maitland (public relations adviser to lastminute.com)
Neil Bennett		+44 (0)20 7379 5151
Brian Hudspith		+44 (0)20 7379 5151

Sabre
London	Please contact Citigate (details below)
United States	Media: Dan Toporek	+1 415 932 1163
	Investors: Karen Fugate	+1 682 605 2343

Morgan Stanley (financial adviser and corporate broker to Travelocity Europe, Sabre and Sabre Holdings)

London	Mark Warham	+44 (0)20 7425 5000
	Andrew Dench	+44 (0)20 7425 5000
United States	Mahmoud Mamdani	+1 212 761 4000
	Eli Gross	+1 212 761 4000

Citigate (public relations adviser to Sabre)
Anthony Carlisle		+44 (0)7973 611 888
Sarah Gestetner		+44 (0)7767 481 163

Merrill Lynch is acting exclusively for lastminute.com and for no-one else in connection with the Acquisition and will not be responsible to anyone other than lastminute.com for providing the protections afforded to clients of Merrill Lynch or for providing advice in relation to the Acquisition.

UBS is acting exclusively for lastminute.com and for no-one else in connection with the Acquisition and will not be responsible to anyone other than lastminute.com for providing the protections afforded to clients of UBS or for providing advice in relation to the Acquisition.

JPMorgan Cazenove is acting exclusively for lastminute.com and for no-one else in connection with the Acquisition and will not be responsible to anyone other than lastminute.com for providing the protections afforded to clients of JPMorgan Cazenove or for providing advice in relation to the Acquisition.

Morgan Stanley is acting exclusively for Travelocity Europe, Sabre and Sabre Holdings and for no-one else in connection with the Acquisition and will not be responsible to anyone other than Travelocity Europe, Sabre and Sabre Holdings for providing the protections afforded to clients of Morgan Stanley or for providing advice in relation to the Acquisition.